SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report:  August 18, 1997

                             Costco Companies, Inc.
             (Exact Name of Registrant as specified in its charter)

                                   Washington

    0-22979                                               33-0572969
Commission File Number                              IRS Identification No.

                  999 Lake Drive, Issaquah, Washington  98027
         --------------------------------------------------------------
                Address of Principal Executive Office Postal Code

                                  206-313-8100
                Registrant's telephone number including area code

Item 5.  Press Release.

(BW)(COSTCO)(COST) Costco Companies, Inc. Announces Sale of Zero Coupon Convertible Subordinated Notes

     Business Editors

     ISSAQUAH, Wash. -- (BUSINESS WIRE) --Aug. 18, 1997 --Costco Companies, Inc. (Nasdaq: COST) announced today the sale of $900,000,000 principal amount at maturity of Zero Coupon Convertible Subordinated Notes (the "Notes") due August 19, 2017 (including an over-allotment of $100,000,000 which was exercised). The Notes were priced with a yield to maturity of 3 1/2%, resulting in gross proceeds to the Company of $449,640,000. The Notes are convertible into a maximum of 10,219,090 shares of Costco Companies common stock at an initial conversion price of $44.00. Approximately $312 million of the proceeds from the offering are expected to be used to redeem Costco Wholesale Corporation's $300 million principal amount of 5 3/4% Convertible Subordinated Debentures due 2002, including the redemption premium and current accrued interest. The remaining proceeds will be used for general corporate purposes. Costco Wholesale Corporation is a wholly-owned subsidiary of Costco Companies, Inc. The Company's common stock trades on the Nasdaq National Market System under ticker symbol "COST."

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     The issue was placed pursuant to Rule 144A under the Securities Act of 1933
(the "Act"), and neither the Notes nor the common stock have been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Zero Coupon Convertible Subordinated Notes; nor shall there be any sale of the security in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

          CONTACT:  Costco Companies, Inc.
                    Richard Galanti, 425/313-8203
                    Bob Nelson, 425/313-8255

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                             COSTCO COMPANIES, INC.





Date:  August 18, 1997                  By:
                                             /s/ Richard A. Galanti
                                             Richard A. Galanti
                                             Executive Vice President


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